EXHIBIT 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

[Marquette Mall, Michigan City, Indiana]

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made effective as of April 28, 2004, by and between FIRST CAPITAL INCOME PROPERTIES, LTD. – SERIES XI, an Illinois limited partnership (“Seller”), and CANNON COMMERCIAL, INC., a California corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement with an effective date of April 8, 2004 (the “Agreement”); and

WHEREAS, Seller and Purchaser have agreed to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2. The Purchase Price, as defined in Section 2 of the Agreement, is hereby reduced to Six Million One Hundred Thousand Dollars ($6,100,000.00).

3. Purchaser acknowledges that it has no objections to any exceptions or other matters disclosed on the Title Commitment and/or Survey, and Purchaser hereby waives its right under Section 3(C) of the Agreement to terminate the Agreement.

4. Section 6(D) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The representations and warranties set forth in Section 6 above, as of the date made (or deemed made) shall survive Closing until November 30, 2004, but any claims thereunder must be made in writing on or prior to November 30, 2004 or they shall thereafter be deemed lapsed, and to be null and void.”

5. Purchaser hereby (a) waives the condition precedent to Purchaser’s obligation to close under the Agreement as set forth in Section 10(A) of the Agreement and (b) waives its right under Section 10(A) of the Agreement to terminate the Agreement. Purchaser and Seller hereby acknowledge that the condition precedent to Purchaser’s obligation to close under the Agreement as set forth in Section 10(B) of the Agreement is not waived and remains in full force and effect.

6. Purchaser and Seller hereby acknowledge and agree that if the condemnation described in Section 7 and on Exhibit M of the Agreement (as such exhibit is amended in Paragraph 8 below) does not occur prior to Closing, (a) Purchaser (as owner of the Real

Property) shall execute and deliver to the Indiana Department of Transportation all documents required to effectuate the permanent and temporary conveyances in lieu of condemnation, as described on Exhibit M (as such exhibit is amended in Paragraph 8 below), and (b) Purchaser shall promptly remit to Seller any award or payment made or to be made in connection therewith. The parties agree that Purchaser shall not be obligated to incur any out-of-pocket expenses, except for expenses and attorneys fees incurred in connection with reviewing the documents required to effectuate the conveyances. The terms of this Paragraph 6 shall survive the Closing.

7. Exhibit C attached to the Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto and made a part hereof.

8. Exhibit M attached to the Agreement is hereby deleted in its entirety and replaced with Exhibit M attached hereto and made a part hereof.

9. Except as expressly amended herein, the Agreement shall remain unmodified and in full force and effect. As amended hereby, the Agreement is hereby ratified and confirmed.

10. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile transmittals of signed copies of this Agreement shall be deemed originals for all intents and purposes.

(Signatures on following page)

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment to be executed and delivered as of the date first above written.

SELLER:

FIRST CAPITAL INCOME PROPERTIES, LTD. – SERIES XI, an Illinois limited partnership

By:	First Capital Financial, L.L.C., its general partner

By:	/s/ Philip G. Tinkler
Name:	Philip G. Tinkler
Title:	Vice President – Finance and Treasurer

PURCHASER:

CANNON COMMERCIAL, INC., a California corporation

By:	/s/ Kam Mateen
Name:	Kam Mateen

Title:	President

EXHIBIT C

SERVICE CONTRACTS

M-1

EXHIBIT M

CONDEMNATION PROPERTY

M-2